                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      INKINE PHARMACEUTICAL COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
                       INKINE PHARMACEUTICAL COMPANY, INC.
                                Sentry Park East
                           1720 Walton Road, Suite 200
                               Blue Bell, PA 19422

                         -------------------------------

                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                NOVEMBER 2, 1998




TO THE SHAREHOLDERS OF
INKINE PHARMACEUTICAL COMPANY, INC.:

         Notice is hereby given that the 1998 annual meeting of shareholders (the "Annual Meeting") of INKINE PHARMACEUTICAL COMPANY, INC. (the "Company" or "InKine") will be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on November 2, 1998, at 10:00 a.m., local time, for the following purposes:

         1.       To elect seven directors;
         2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending June 30, 1999; and
         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of record as of the close of business on September 3, 1998 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on September 3, 1998 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at Sentry Park East, 1720 Walton Rd., Suite 200, Blue Bell, Pennsylvania 19422.

                                          By order of the Board of Directors,

                                          Robert F. Apple
                                          Secretary


Blue Bell, Pennsylvania
October 1, 1998


             EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
           NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                 REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                       INKINE PHARMACEUTICAL COMPANY, INC.
                                Sentry Park East
                           1720 Walton Road, Suite 200
                               Blue Bell, PA 19422



                                 PROXY STATEMENT
                                       FOR
                       1998 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                NOVEMBER 2, 1998



         This proxy statement and the accompanying form of proxy are being mailed on or about October 1, 1998, to the shareholders of InKine Pharmaceutical Company, Inc. (the "Company" or "InKine"). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on November 2, 1998, at 10:00 a.m., local time, and at any adjournments thereof.

         At the Annual Meeting, shareholders of the Company will be asked to vote upon (i) the election of seven directors and (ii) the ratification of the selection of KPMG Peat Marwick LLP as independent auditors of the Company. If other matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to shareholders on form 10-KSB, for the year ended June 30, 1998, including financial statements, is being mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement.


                              VOTING AT THE MEETING

         Only holders of record of shares of the Company's Common Stock, par value $.0001 per share ("Common Stock"), at the close of business on September 3, 1998, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 22,703,175 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

         Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his, her, or its shares at the Annual Meeting.

         The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (each such matter, a "broker non-vote"), the shares of Common Stock represented by such proxy will be considered present at the Meeting for purposes of determining the presence of a quorum.

         Assuming a quorum is present, (i) directors of the Corporation will be elected by a plurality of the votes cast by shareholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting, and (ii) the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of the auditors for the current fiscal year. Abstentions and broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the auditors.

         Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder's directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted "FOR" the nominees for election as directors named under the caption "Election of Directors" and "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as the Company's auditors for the year ending June 30, 1999. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

         Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


         The Board of Directors of the Company consists of such number of directors (no less than three) as is fixed from time to time by resolutions adopted by the board. At the Annual Meeting, seven directors are to be elected. The term of office for each director will expire at the 1999 annual meeting of shareholders, and each director will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

         The Board of Directors, upon the recommendation of the Nominating Committee, has nominated for election as directors of the Company Dr. Leonard S. Jacob, J.R. LeShufy, Steven B. Ratoff, Thomas P. Stagnaro, Dr. Robert A. Vukovich, Dr. Jerry A. Weisbach and Dr. Taffy J. Williams. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the Board of Directors, or the board may decide to reduce the number of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.



                              NOMINEES FOR ELECTION



NAME OF DIRECTOR                  AGE              YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
                                                              PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
-----------------------------    ----              ---------------------------------------------------------------

Leonard S. Jacob, M.D., Ph.D.     49    Dr. Jacob has served as Chairman and Chief Executive Officer of the Company
                                        since November 1997.  Prior to joining the Company, Dr. Jacob served as the
                                        President and Chief Executive Officer of Sangen Pharmaceutical Company and as
                                        a consultant to various biotechnology companies from June 1996.  From 1989 to
                                        1996, Dr. Jacob, as a co-founder of Magainin Pharmaceuticals Inc.
                                        ("Magainin"), served as Chief Operating Officer and was responsible for setting Magainin's technical and operational strategy.  From 1980 to 1988,
                                        Dr. Jacob was employed by SmithKline and French Laboratories where he served as Worldwide Vice President and a member of SmithKline Beecham's Corporate
                                        Management Committee.

J.R. LeShufy                      74    Mr. LeShufy has served as a director of the Company since December 1995.  Mr.
                                        LeShufy served as the Vice President of Investor Relations of the Company
                                        from September 1994 to November 1997.  He currently serves as President and
                                        Chairman of the Board of Trilenium Corporation, a technology company.  He has been an independent investor and a business consultant for more than five years.

NAME OF DIRECTOR                  AGE              YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
                                                              PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
-----------------------------    ----              ---------------------------------------------------------------

Steven B. Ratoff                  56    Mr. Ratoff has served as a director of the Company since February 1998.  He has served as Executive Vice President and Chief Financial Officer for
                                        Brown-Forman Corporation, a diversified producer and manufacturer of fine quality consumer products, since January 1995.  Mr. Ratoff was self-employed as a real estate investor from February 1992 to December 1994.  Previously
                                        Mr. Ratoff served as Senior Vice President, Finance at Bristol-Myers Squibb.
                                        Mr. Ratoff currently serves as a director of Lima Labs, Inc.

Thomas P. Stagnaro                55    Mr. Stagnaro has served as a director of the Company since November 1997.  He served as President and Chief Executive Officer of 3-Dimensional
                                        Pharmaceuticals from May 1996 to August 1998, and Executive Vice President of
                                        North American Biologicals Inc. ("NABI") from November 1995 to May 1996.  Mr.
                                        Stagnaro served as President and Chief Executive Officer of Univax Biologics
                                        ("Univax") from October 1989 to November 1995 when Univax merged into NABI.

Robert A. Vukovich, Ph.D.         55    Dr. Vukovich has served as a director of the Company since August 1998. In
                                        1983, Dr. Vukovich founded Roberts Pharmaceutical Corporation ("Roberts")
                                        where he served as President and Chief Executive Officer and is currently
                                        Executive Chairman.  Prior thereto, he was the Director of the Division of
                                        Developmental Therapeutics for Revlon HealthCare Group from 1979 to 1983. Dr.
                                        Vukovich currently serves as a director of Cypros Pharmaceuticals, Inc.,
                                        Biotransplant, Inc., Pacific Pharmaceuticals, Inc. and Roberts.

Jerry A. Weisbach, Ph.D.          64    Dr. Weisbach has served as a director of the Company since November 1997.
                                        Dr. Weisbach has been a consultant to pharmaceutical and biotechnology companies since July 1994. From 1988 to July, 1994 he was Director of
                                        Technology Transfer and adjunct professor at the Rockefeller University.  Dr.
                                        Weisbach served as Vice President of Warner Lambert Company from 1981 to 1987 and President of its Pharmaceutical Research Division from 1979 to 1987.  He was responsible for all pharmaceutical research and development activities of
                                        Warner Lambert.  Prior to joining Warner Lambert in 1979, Dr. Weisbach was employed at SmithKline and French Laboratories where he was Vice President,
                                        Research. Dr. Weisbach has served as a director of Neose Technologies Inc. (a biotechnology company) since 1992 and The RiceX Company (a food technology company) since 1997.

Taffy J. Williams,  Ph.D.         49    Dr. Williams has served as a director of the Company since December 1995 and as President and Chief Operating Officer since November 1997.  Prior to the
                                        Company's reorganization in November 1997, he served as President and Chief
                                        Executive Officer from December 1995 and as Chairman of the Board from March
                                        1997.  From 1992 to December 1995 he served as Vice President of Research at
                                        Magainin Pharmaceuticals, Inc., where he directed research on new classes of pharmacological agents for topical and systemic use.  Prior thereto he had been employed by the Naval Medical Research Institute for approximately 14 years, initially as a principal investigator and then as Director of its
                                        Septic Shock Research Program.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors of the Company met on four occasions since the reorganization of the Company in November 1997. The New York General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors elects from its members an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such period.

         Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in InKine's financial reporting. The Audit Committee meets at least annually with the Company's principal financial and accounting officer and independent public accountants to review the scope of auditing procedures, the Company's policies relating to internal auditing and accounting procedures and controls, and to discuss results of the annual audit of the Company's financial statements. The Audit Committee met once since its formation in November 1997. The Audit Committee is currently composed of three non-employee directors, Mr. LeShufy, Mr. Ratoff and Mr. Stagnaro.

         Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant options under, the Company's stock option plans. In addition, the Compensation Committee recommends to the board the compensation of the Company's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee met four times since its formation in November 1997. The current members of the Compensation Committee are Mr. LeShufy and Dr. Weisbach.

         Executive Committee. The Executive Committee may exercise, with certain exceptions, all of the authority of the board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board of Directors at a time when convening a meeting of the entire board is not feasible. The Executive Committee has not convened since its formation in November 1997. The current members of the Executive Committee are Drs. Jacob and Weisbach and Mr. Stagnaro.

         Nominating Committee. The Nominating Committee is authorized to consider candidates for directors of the Company. The Nominating Committee met once since its formation in November 1997. It is the policy of the Nominating Committee to consider director nominees recommended by shareholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee is currently composed of Dr. Jacob, Mr. Ratoff and Mr. Stagnaro.

                                 PROPOSAL NO. 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the fiscal year ending June 30, 1999, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. KPMG audited the Company's financial statements for the first time in 1998. Representatives of KPMG are expected to be present at the Annual Meeting; will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The independent auditors of the Company for fiscal year 1997 and prior thereto were Richard A. Eisner & Company, LLP ("Eisner & Company"). Upon the recommendation of the Audit Committee of the Company's Board of Directors, Eisner & Company was dismissed effective February 2, 1998. The report by Eisner & Company on the financial statements of the Company at and for the year ended June 30, 1997 contained an explanatory paragraph concerning the Company's ability to continue as a going concern. The decision to change accountants resulted from developments since the end of fiscal year 1997, including the completion of a private placement of common stock for gross proceeds of $17 million, the acquisitions of CorBec Pharmaceuticals, Inc. and Sangen Pharmaceutical Company, and the restructuring of the Company's management. The Audit Committee's action did not result from any disagreement or advice given on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company solicited proposals from three auditing firms, including Eisner & Company. KPMG Peat Marwick LLP was chosen as a result of this process, and was engaged by the Company as its principal auditors on February 2, 1998.

         Stockholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

         The affirmative vote of a majority of the votes cast in person or by proxy at the meeting will be required to ratify the selection of KPMG. Abstentions will NOT be counted toward the tabulation of votes cast on the proposal. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING JUNE 30, 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of September 3, 1998 regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

                                                                   AMOUNT AND NATURE OF               PERCENTAGE
                                                                   BENEFICIAL OWNERSHIP              OF CLASS (2)
BENEFICIAL OWNER                                                         OWNED (1)                   ------------
----------------                                                   ---------------------
Leonard S. Jacob, M.D., Ph.D. (3)...........................               2,410,223 (4)                     9.6%
Veron International, Ltd. (5)...............................               1,500,000                        6.61%
Biotechnology Development Fund, L.P. (6)....................               1,495,000 (7)                    6.58%
Taffy J. Williams, Ph.D. ...................................               1,017,306 (8)                     4.3%
Robert F. Apple ............................................                   3,500                            *
Garrett E. Bergman, M.D. ...................................                   8,000                            *
J. R. LeShufy ..............................................                   7,500 (9)                        *
Steven B. Ratoff ...........................................                 107,500(10)                        *
Thomas P. Stagnaro .........................................                   9,500(11)                        *
Robert A. Vukovich, Ph.D. ..................................                   7,500(12)                        *
Jerry A. Weisbach, Ph.D. ...................................                  40,833(13)                        *
All current executive officers and directors as a group
  (9 persons)...............................................               3,611,412                        13.8%
--------------------------------------

*        Less than one percent.

(1) The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of September 3, 1998.

(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of September 3, 1998 (22,703,175 shares) and all shares which the listed beneficial owner has the right to acquire within sixty days of September 3, 1998, from options and warrants.

(3) The address for this shareholder is Sentry Park East, 1720 Walton Road, Blue Bell, PA 19422.

(4) Includes 2,371,773 shares of Common Stock issuable upon exercise of options. Of these shares, 2,056,773 shares originally were subject to the Company's right to repurchase at a nominal price, which right expires ratably over a 36-month period that commenced on November 7, 1997. As of September 3, 1998, 1,542,580 shares were subject to this right.

(5) The address for this shareholder is 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong.

(6) The address for this shareholder is 575 High Street, Suite 201, Palo Alto, CA 94301.

(7)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this shareholder.

(8) Includes 1,007,306 shares of Common Stock issuable upon exercise of options.

(9) Consists entirely of shares of Common Stock issuable upon exercise of options.

(10) Includes 7,500 shares of Common Stock issuable upon exercise of options.

(11) Includes 7,500 shares of Common Stock issuable upon exercise of options.

(12) Consists entirely of shares of Common Stock issuable upon exercise of options.

(13) Consists entirely of shares of Common Stock issuable upon exercise of options.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The current executive officers of the Company are as follows:

Name                                        Age                                   Position
----                                        ---                                   --------

Leonard S. Jacob, M.D., Ph.D.                49                   Chairman and Chief Executive Officer

Taffy J. Williams, Ph.D.                     49                   President and Chief Operating Officer

Robert F. Apple                              32                   Vice President, Finance and Administration

Garret Bergman, M.D.                         52                   Vice President, Clinical Research & Regulatory
                                                                  Affairs


         Leonard S. Jacob, M.D., Ph.D.  See "Election of Directors."

         Taffy J. Williams, Ph.D.  See "Election of Directors."

         Robert F. Apple has served as Vice President, Finance and Administration of the Company since December 1997. Prior to joining the Company, Mr. Apple was employed by Magainin Pharmaceuticals, Inc. from July 1995 where he held the position of Corporate Controller and was responsible for managing financial and administrative functions. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. (a technology company) as Corporate Controller. From August 1988 until May 1994, Mr. Apple was employed by Arthur Andersen and Company LLP where he held various positions of increasing responsibility.

         Garrett Bergman, M.D. has served as Vice President, Clinical Research and Regulatory Affairs, of the Company since November 1997. Prior to joining the Company, Dr. Bergman served as Vice President, Clinical and Regulatory Affairs of Chimeric Therapies Inc from January 1997. From 1989 to January 1997, Dr. Bergman was employed by Centeon, L.L.C. (formerly Armour Pharmaceutical Co.) where he held a number of positions of increasing responsibility including Senior Director, Medical and Scientific Affairs where he was responsible for the clinical development and regulatory approval of several drugs.

         Officers are elected or appointed by the Board of Directors to serve until the appointment or election and qualification of their successors or their earlier termination or resignation.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF COMPENSATION

           The following table sets forth for the fiscal years ended June 30, 1998, 1997 and 1996 a summary of all compensation paid by the Company to its Chief Executive Officer and the other executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended June 30, 1998.

                           SUMMARY COMPENSATION TABLE



                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                     ANNUAL COMPENSATION                 SECURITIES
                                          -------------------------------------          UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR          SALARY            BONUS         OPTIONS/SARS          COMPENSATION
---------------------------               ----          ------            -----         ------------          ------------
Leonard S. Jacob, M.D., Ph.D. ....        1998        $150,000(1)          -0-           2,356,773             $1,696(5)
Chairman and Chief
Executive Officer                  ---------------------------------------------------------------------------------------------

Robert F. Apple ..................        1998         $72,917(2)      $12,500(4)           50,000               $843(5)
Vice President                     ---------------------------------------------------------------------------------------------

Garrett E. Bergman, M.D. .........        1998        $116,667(3)      $ 8,750(4)           74,500             $1,317(5)
Vice President                     ---------------------------------------------------------------------------------------------

Taffy J. Williams, Ph.D. .........        1998        $194,900             -0-           1,071,182             $1,506(5)
President and Chief                       1997         185,000          22,500             540,000                -0-
Operating Officer                         1996         165,833           8,250              60,000            $16,600(6)


----------------------------

(1)      Dr. Jacob became employed by the Company in November 1997.
(2)      Mr. Apple became employed by the Company in December 1997.
(3)      Dr. Bergman became employed by the Company in November 1997.
(4)      Represents a sign on bonus under contract.
(5) Represents the Company's contributions to the named individual's 401(k) retirement plan.
(6) Represents a non-accountable expense allowance equal to 10% of base salary.

STOCK OPTION GRANTS

           The following table summarizes stock options granted during the fiscal year ended June 30, 1998 to the persons named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                                          AT ASSUMED RATES OF STOCK
                                                                                                            PRICE APPRECIATION FOR
                                                       INDIVIDUAL GRANTS (1)                                   OPTION TERM (2)
                                 -----------------------------------------------------------------       ---------------------------
                                               Percent of Total
                                               Options Granted         Exercise
                                   Options     to Employees in           Price         Expiration
            Name                   Granted     Fiscal Year 1998        Per Share          Date                 5%          10%
                                 -------------------------------------------------------------------------------------------------
Leonard S. Jacob, M.D., Ph.D. ..  1,200,000           33%                $0.61           11/6/07           $460,351     $1,166,619
                                  1,156,773           31%                $1.00           11/6/07            727,488      1,843,598
                                 -------------------------------------------------------------------------------------------------
Robert F. Apple ................     50,000            1%                $1.00           1/29/08            $31,445        $79,687
                                 -------------------------------------------------------------------------------------------------
Garrett E. Bergman, M.D. .......     74,500            2%                $1.00           1/29/08            $46,853       $118,734
                                 -------------------------------------------------------------------------------------------------
Taffy J. Williams, Ph.D. .......  1,071,182           29%                $1.00           11/6/07           $673,661     $1,707,122


------------------------------
(1) Options are both incentive stock options and non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting immediately, monthly, or in four annual installments beginning after the date of grant. If a "change in control" (as defined in the Stock Option Plan) were to occur, these options would become immediately exercisable in full.

(2) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

                    The following table summarizes option exercises during the fiscal year ended June 30, 1998 and the value of vested and unvested options for the persons named in the Summary Compensation Table at June 30, 1998. Year-end values are based upon a price of $1.28 per share, which was the closing sales price of a share of the Company's Common Stock on June 30, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                                     VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                                                      AT JUNE 30, 1998                  JUNE 30, 1998
                                                                -----------------------------   ------------------------------
                                        SHARES
                                       ACQUIRED     VALUE
NAME                                  ON EXERCISE  REALIZED     EXERCISABLE     UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
----                                  -----------  --------     -----------     -------------   -----------       -------------
Leonard S. Jacob, M.D., Ph.D......       -            -          2,371,773(1)         -0-        $1,128,346       $       0
                                   --------------------------------------------------------------------------------------------
Robert F. Apple ..................       -            -                  0         50,000        $      -0-       $  14,000
                                   --------------------------------------------------------------------------------------------
Garrett E. Bergman, M.D. .........       -            -                  0         74,500        $      -0-       $  21,000
                                   --------------------------------------------------------------------------------------------
Taffy J. Williams, Ph.D. .........       -            -            888,285        882,897        $  456,220       $ 249,711
                                   --------------------------------------------------------------------------------------------


(1) 2,056,773 of the underlying shares originally were subject to the Company's right to repurchase at a nominal price, which right expires ratably over a 36-month period that commenced on November 7, 1997. As of June 30, 1998, 1,656,845 shares were subject to this right.

           The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

EMPLOYMENT AGREEMENTS

           In November 1997, the Company entered into a three-year employment agreement with Dr. Jacob, Chairman and Chief Executive Officer of the Company. Under the agreement, Dr. Jacob is entitled to a base annual salary of $225,000, which may be increased at the discretion of the Board of Directors. In addition, Dr. Jacob is eligible for an annual bonus as the board or the Compensation Committee may determine. Such bonus shall be at least $56,250 for the first year of the agreement. The agreement provides that Dr. Jacob will be entitled to other customary fringe benefits generally available to executive employees of the Company. The agreement also provides that Dr. Jacob will receive severance benefits in the event the Company terminates his employment other than for cause. If such termination is (i) during the first year of Dr. Jacob's employment, the Company will pay him an amount equal to 100% of his base annual salary, (ii) during the second year of his employment, the Company will pay him an amount equal to 150% of his base annual salary and (iii) during the third year of his employment, the Company will pay him an amount equal to 200% of his base annual salary. In addition, all of Dr. Jacob's stock options become immediately exercisable upon his termination if it is other than for cause.

           In November 1997, the Company entered into a three-year employment agreement with Dr. Williams, President and Chief Operating Officer of the Company. Under the agreement, Dr. Williams is entitled to a base annual salary of $200,000, which may be increased at the discretion of the Board of Directors. In addition, Dr. Williams is eligible for an annual bonus as the board or the Compensation Committee may determine. Such bonus shall be at least $34,000 for the first year of the agreement. The agreement provides that Dr. Williams will be entitled to other customary fringe benefits generally available to executive employees of the Company. The agreement also provides that Dr. Williams will receive severance benefits in the event the Company terminates his employment other than for cause. If such termination is (i) during the first year of Dr. Williams' employment, the Company will pay him an amount equal to 100% of his base annual salary, (ii) during the second year of his employment, the Company will pay him an amount equal to 150% of his base annual salary and (iii) during the third year of his employment, the Company will pay him an amount equal to 200% of his base annual salary. In addition, all of Dr. Williams' stock options become immediately exercisable upon his termination if it is other than for cause.

           The Company's other executive officers are all entitled to receive six to twelve months' base salary in the event that their employment is terminated by the Company without "cause."

COMPENSATION OF DIRECTORS

           All non-employee directors receive a fee of $1,500 per Board of Director's meeting for their services to the Company as directors, and are reimbursed for expenses incurred in connection with attending these meetings.

           Each non-employee director receives options to purchase 37,500 shares of Common Stock upon first becoming a member of the Board of Directors. In addition, on the date of each annual meeting of shareholders, each non-employee director reelected at such annual meeting receives options to purchase 7,500 shares of Common Stock.

           In November 1997, Dr. Weisbach entered into a Consulting Agreement with the Company in the field of business development and strategic planning, which provides for Dr. Weisbach to receive an annual fee of $50,000. The term of this Agreement is for one year, renewable upon mutual agreement of both parties. The Company expects to renew this agreement upon its expiration in November 1998.

           In August 1998, Mr. Stagnaro entered into a Consulting Agreement with the Company in the field of business development which provides for Mr. Stagnaro to receive hourly fees for services. The term of this Agreement is for one year, renewable upon mutual agreement of both parties. The Company made no payments to Mr. Stagnaro under this Consulting Agreement in fiscal year 1998.

           The following Compensation Committee Report and the Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          COMPENSATION COMMITTEE REPORT

           Compensation Philosophy

           The Compensation Committee of the Board of Directors (the "Compensation Committee") believes that a well designed compensation program should align the goals of the executives of the Company with the goals of the shareholders, and that a significant portion of the executives' compensation, over the long term, should be dependent upon the value created for the shareholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for shareholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of clinical programs, adherence to budgets, strengthening of the Company's financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company's need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.

           The Company competes against both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company's executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options.

           The Company's compensation program for executive officers comprises base salary, performance bonuses, longer-term incentive compensation in the form of stock options, and benefits available generally to all of the Company's employees. The process utilized by the Committee in determining executive officer compensation levels for each of these components is based on the Committee's subjective judgment, and the other factors noted herein.

           Compensation Components

           Base Salary. Base salary levels for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company, and changes in job responsibility. The Committee also reviews certain compensation information publicly available and gathered informally, and considers salary history at the Company. Since joining the Company in 1997, Dr. Jacob's salary has not changed. Certain other executive officers received increases in base salary of up to 14%, in recognition of promotions and increases in job responsibility.

           Performance Bonus Compensation. The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company's annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee's evaluation of each executive's performance in attaining such corporate and individual goals and objectives.

           Dr. Jacob has not been awarded a cash bonus since joining the Company in November 1997. Under an employment contract Dr. Jacob is guaranteed a minimum bonus of $56,250 in his first year of employment.

           Stock Option Grants. The Stock Option Plan is the Company's long-term equity incentive plan for executive officers and other selected employees. The objective of the plan is to align the long-term financial interests of the option holder with the financial interests of the Company's shareholders. Stock option exercise prices are set at prevailing market price at the time of grant, and stock options will only have value if the Company's stock price increases. The Company, as with all development-stage biopharmaceutical companies, relies heavily upon its long-term equity incentive plan. Without such incentives, it would not be possible to attract and retain qualified managers or other employees. The Compensation Committee generally considers additional stock option grants on an annual basis as a means to continue to incentivise the Company's senior managers to work toward increasing shareholder value, however, the granting of any such options is totally discretionary.

           Options to purchase an aggregate of 3,552,455 shares of the Company's Common Stock were awarded in fiscal year 1998 to the Company's executive officers, including a grant of 2,356,773 shares to Dr. Jacob. Dr. Jacob's options vested immediately. The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant. The Company granted Dr. Jacob's options to him in connection with the reorganization of the Company in November 1997 pursuant to negotiated agreements between the Company and Dr. Jacob. Of these options, 300,000 were granted in connection with the Company's purchase of Sangen Pharmaceutical Company from Dr. Jacob and 2,056,773 were granted in connection with Dr. Jacob becoming employed by the Company as its Chief Executive Officer.

           Payments during fiscal year 1998 to the Company's executives under the various programs discussed above were made with regard to the provisions of
Section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million, except to the extent that any excess compensation is "performance-based compensation." In accordance with current regulations, the Company believes the amounts received upon the exercise of stock options under the Stock Option Plan will qualify as "performance-based compensation."


                                                 COMPENSATION COMMITTEE



                                                 J. R. LeShufy
                                                 Jerry A. Weisbach, Ph. D.
August 3, 1998

                       COMPARATIVE STOCK PERFORMANCE GRAPH

           The graph below compares the cumulative total shareholder return on the Company's Common Stock for the period beginning on the Company's initial public offering on May 3, 1995 through June 30, 1998 with the cumulative total shareholder return of (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), and (ii) the Index of Nasdaq Pharmaceutical Stocks (the "Pharmaceutical Index") for the same period. The comparison assumes an investment of $100 on May 3, 1995 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the Pharmaceutical Index and further assumes reinvestment of dividends.


Research Data Group                            Peer Group Total Return Worksheet

Inkine Pharmaceutical Inc (INKP)

                                               CUMULATIVE TOTAL RETURN
                                      ------------------------------------------
                                      5/3/95   6/95     6/96     6/97     6/98
INKINE PHARMACEUTICAL COMPANY, INC. ..100.00   127.27    59.09   150.00    93.18
NASDAQ STOCK MARKET (U.S.)............100.00   110.89   142.38   173.11   228.43
NASDAQ PHARMACEUTICAL.................100.00   113.12   166.58   169.48   173.91


                              CERTAIN TRANSACTIONS

           On November 7, 1997, the company acquired from Dr. Jacob all the outstanding shares of capital stock of Sangen Pharmaceutical Company. This transaction occurred in connection with the reorganization of the Company. In connection with this reorganization, Dr. Jacob entered into a three-year employment agreement (subject to renewal) with the Company and Dr. Jacob received ten-year options to purchase (i) 1,200,000 shares of the Company's Common Stock for $.61 per share and (ii) 1,171,773 shares of Common Stock for $1.00 per share. Of all the shares underlying these options, 2,056,773 shares originally were subject to the Company's right to repurchase at a nominal price, which right expires ratably over a 36-month period that commenced on November 7, 1997.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

           KPMG Peat Marwick LLP has served as the Company's independent accountants since February 1998. The Company has requested that a representative of KPMG Peat Marwick LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

                                  OTHER MATTERS

           The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                              SECTION 16(a) REPORTS

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company, the Company believes that during the year ended June 30, 1998 all filing requirements applicable to its officers, directors and 10% shareholders were satisfied, except that Mr. LeShufy failed to file Forms 4 and 5 with respect to one transaction in June 1998.


                SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

           Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting, such proposals must be received by the Company no later than June 1, 1999. Proposals should be directed to the attention of the Secretary of the Company.


                          ANNUAL REPORT ON FORM 10-KSB

           The Company has furnished without charge to each person whose proxy is being solicited, a copy of the Company's annual report on Form 10-KSB, for the year ended June 30, 1998, including the financial statements, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.


                                            By order of the Board of Directors,



                                            Robert F. Apple
                                            Secretary

October 1, 1998

PROXY                 INKINE PHARMACEUTICAL COMPANY, INC.                  PROXY

                ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 2, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Leonard S. Jacob, M.D., Ph.D. and Robert F. Apple, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of InKine Pharmaceutical Company, Inc. to be held on November 2, 1998, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the October 1, 1998 Proxy Statement.

           PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK
    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR
                                  PROPOSAL 2.

1. Election of the following nominees as directors: Leonard S. Jacob, M.D., Ph.D., J.R. LeShufy, Steven B. Ratoff, Thomas P. Stagnaro, Robert A. Vukovich, Ph.D., Jerry A. Weisbach, Ph.D., Taffy J. Williams, Ph.D.

   FOR ALL NOMINEES    WITHHOLD FOR ALL NOMINEES    Withhold for the following only: (Write the names of the
         [ ]                      [ ]               nominee(s) in the space below)
                                                    ------------------------------------------------------------

2. Ratification of selection of KPMG Peat Marwick LLP as Independent Auditors.

  FOR  [ ]                  AGAINST  [ ]                  ABSTAIN  [ ]

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.

3. To vote on such other matters that may properly come before the meeting.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING,
    PROXY STATEMENT AND ANNUAL REPORT OF INKINE PHARMACEUTICAL COMPANY INC.

                                                     (Signature should be
                                                     exactly as name or names
                                                     appear on this proxy. If
                                                     stock is held jointly, each
                                                     holder should sign. If
                                                     signing is by attorney,
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title.)

                                                     Dated , 1998

                                                     ---------------------------
                                                              Signature

                                                     ---------------------------
                                                      Signature if held jointly

                                   I plan to attend the meeting: Yes [ ]  No [ ]

   THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR THE ABOVE MATTERS UNLESS
                              OTHERWISE INDICATED,
   AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT
                              BEFORE THE MEETING.

                                  EXHIBIT INDEX


Letter of Richard A. Eisner & Co., LLP (filed as an Exhibit to the Company's Form 8-K dated February 2, 1998 and incorporated herein by reference)





                                      -2-